                                                                    EXHIBIT 99.2


                              FORM OF PRESS RELEASE

                                                                    EXHIBIT 99.2

RENAL CARE GROUP, INC. ADOPTS SHAREHOLDER PROTECTION RIGHTS AGREEMENT

         Nashville, Tennessee. May 2, 1997. Renal Care Group, Inc. today announced that its Board of Directors has adopted a shareholder protection rights agreement designed to enhance the ability of all shareholders to realize the long-term value of their investment in the Company.

         The rights plan provides that one preferred stock purchase right will be distributed as a dividend on each outstanding share of common stock of the Company held of record as of the close of business on June 2, 1997.

         Sam A. Brooks, Jr., President and Chief Executive Officer of the Company, said: "The rights plan does not prevent a takeover, but it is designed to protect shareholders' interests by encouraging anyone seeking control of the Company to negotiate with the Board of Directors." A spokesman also noted that such plans have been adopted by a significant number of public corporations in recent years. The Board's action came after consulting with legal and other advisors.

         Each right will entitle holders of a share of common stock to purchase one one-hundredth of a new series of junior participating preferred stock of the Company at an exercise price of $140. Each such fractional share of preferred stock is equivalent in voting power to one share of Company common stock and would be paid dividends equal to the dividends paid on each share of common stock. The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock, or announces a tender or exchange offer upon consummation of which, such person or group would beneficially own 15% or more of the common shares of the Company. The rights are not triggered by present beneficial holders of 15% or more of the common stock unless they subsequently increase their beneficial holdings.

         If a person or group becomes a beneficial owner of 15% or more of the Company's common shares, then each right not owned by the person or group entitles its holder to purchase shares of Company common stock at the right's then current exercise price (or in certain circumstances as determined by the Company, a combination of cash, property, common shares or other securities), having a value of twice the right's exercise price of $140. (For example, at a market price of $30 per share, each right would entitle its holder to purchase approximately nine shares of Company common stock.) For purposes of determining the value of the participating preferred stock, each one one-hundredth of a share will be considered to be equivalent in value to one share of Company common stock.

         In addition, if the Company is involved in a merger or business combination transaction with another person in which the Company is not the surviving corporation, each right that has not previously been exercised will entitle its holder to purchase, at the right's then-current exercise price, common shares of such other person having a value of twice the right's exercise price.

         The Company may terminate the rights, without payment to the holders, at any time until the close of business on the tenth business day following an announcement by the Company that a person or group has become the beneficial owner of 15% or more of the Company's common stock.

         Details of the shareholder protection rights agreement are outlined in a letter which will be mailed to all shareholders of record at the close of business on June 2, 1997.

         Renal Care Group, Inc. is a nephrology services company that was founded in June 1995 to focus on the provision of care to patients with kidney disease, including patients suffering from chronic kidney failure. The Company currently provides dialysis and ancillary services to approximately 6,300 patients through 103 owned and managed outpatient dialysis centers in 17 states, in addition to providing acute dialysis services in 51 hospitals.

         Contact:  Renal Care Group, Inc., Nashville
                   Ronald Hinds, 615/321-2333




                                      -2-